Exhibit 10.10

Unified Employment Agreement for Expatriate Workers in the Textile, Garment and Clothing Industry

Issued pursuant to Article 15 of the Collective Agreement No. 39/2013 signed on 28/5/2013 between the Jordan Garments, Accessories and Textiles Exporters’ Association, the

Association of Owners of Garment Factories and Workshops, and the General Trade Union of Workers in Textile, Garment and Clothing Industries

Jordan Garments, Accessories and Textiles Exporters’ Association

The Association of Owners of Garment Factories and Workshops

The General Trade Union of Workers in Textile, Garment and Clothing Industries

First Party

Employer: Jerash Garments & Fashions Manufacturing Co. Ltd

Represented by Mr. / Ms.: Ala’a Nawaf Awaisheh

Address: Al-Tajamouat Industrial Estate – Sahab

Telephone: [*]

Second Party

Employee: Wei Yang

Date of Birth (Day/ Month/ Year) :1 Oct 1982

Nationality: Chinese

Passport number: [*]

Address: Abdun -Amman

Telephone: [*]

Both parties hereby agreed that the Second Party (hereinafter referred to as the “Employee”) will be employed by the First Party (hereinafter referred to the “Employer”), under the supervision and management of the First Party in return for a wage and in accordance with the following terms and conditions:

1.	The Employment Agreement:

The agreement shall be drafted in Arabic and the Employee's native language and three original copies shall be signed by both the Employer and the Employee. Both parties shall maintain one original copy of the agreement.

2.	Term of Employment:

Both parties agreed that the duration of this employment agreement is 3 years, wherein the term of employment shall commence on the date of the Employee’s arrival in the Hashemite Kingdom of Jordan (hereinafter referred to as “Jordan”) taking into consideration the issuance of work permits according to the procedures followed by the Ministry of Labour. The employer shall fulfill the legal requirements related to the issuance of residency and work permits.

3.	Job Description and Location of Employment:

a.	The Employee shall be employed in the profession of Deputy General Manager and shall be committed to performing his/her duties and responsibilities as required by the nature of the work and according to the instructions issued by the Employer or his/her representative.

b.	The Employee’s workplace shall be at the Employer’s enterprise in the administration area. The Employer has the right to relocate the Employee to other branches of the enterprise within Jordan, provided that the Employee shall be informed in writing one week prior to the date of relocation, without prejudice to the Employee’s financial entitlements, and after receiving approval from the Ministry of Labour.

4.	Employment and Travel Arrangements

a.	The Employer shall complete the recruitment process including the Employee's travel arrangements. The Employee shall not be subject to any charges or fees except for the official fees incurred in his/her home country. The Employee confirms his/her awareness that he/she is not obliged to pay any fees to any party other than the official fees in his/her home country.

b.	The Employer shall:

1.	Make the proper reception and transportation arrangements from the point of the Employee's arrival in Jordan to his/her place of employment free of any charges.

2.	Provide the Employee with a free plane ticket from the Employee's home country to Jordan upon employment, in addition to a free return plane ticket to the Employee's home country either at the end of the contract or at the termination of the employment relationship, subject to section 4/b/3 of this agreement.

3.	If the Employee terminates the employment relationship illegally before completing one full year of employment, the Employer shall not be obliged to cover the full cost of the return plane ticket to the Employee’s home country. In this situation, the Employer shall cover a proportion of the cost of the return plane ticket which shall be equivalent to the proportion of the total term of employment completed by the Employee.

5.	Wage and Working time/Employer's Obligation

In return for his/her services, the employer shall provide the employee with the following commitments and benefits:

a.	Salary: The Employee shall be paid a monthly salary of 3,900 Jordanian Dinar (JOD), subject to the terms of the Collective Agreements for the Textile, Garment and Clothing Industry, including the provisions of annual increases and bonuses stipulated in those agreements and subject to the stipulated tax and social insurance deductions and any other deductions in accordance with the law.

b.	In-kind compensation: The Employer shall provide the Employee with food and accommodation as follows:

1.	Three daily meals of reasonable quantity and quality, providing adequate nutrition.

2.	Free transportation to and from the Employee’s place of residence and the location of employment, providing that the place of residence is one kilometer away or more from the premises of the factory, subject to the terms of the Collective Agreements for the Textile, Garment and Clothing Industry.

3.	Shared accommodation shall comply with the relevant legislation governing worker dormitory standards in Jordan.

4.	In-kind compensation shall be valued according to the Collective Agreements' terms on attainment of equality in the payment and calculation of wages (No. 47/2014 submitted to the Ministry of Labour on 9/11/2014).

c.	Working hours: The normal working hours shall be 8 hours per day or 48 working hours per week, excluding the time allocated for meal and rest breaks.

d.	Payment: The Employee's salary and any overtime payments shall be paid on a monthly basis within the first 7 days of the following month in cash or by electronic bank transfer.

6.	Overtime and Bonuses

a.	Overtime work (if any) is voluntary. If the Employee agrees to work overtime, it shall be calculated as follows:

1.	If the Employee works overtime on weekdays after the normal working hours, he/she shall be compensated at a minimum rate of 125% of the regular wage.

2.	If the Employee works overtime on weekend or religious and official holidays, he/she shall be compensated at a minimum rate of 150% of the regular wage.

b.	Bonuses

1.	The Employee shall be informed about the amount of attendance and production bonuses and the method of payment of these bonuses.

2.	The amount of bonuses shall be marked clearly in the Employee’s monthly payslip.

7.	Statement of Earnings and Overtime

The Employer shall provide the Employee with a detailed monthly statement of earnings including the Employee’s name, salary, allowances, wage increases and any other benefits as well as deductions stipulated by the law, the number of overtime hours worked by the Employee and the amount of compensation for overtime work.

8.	Leave

a.	Annual leave: The Employee is entitled to 14 days fully paid annual leave. The annual leave will be increased to 21 days per year if the Employee remains in service with the Employer for more than 5 consecutive years. Weekends and religious and official holidays are not considered annual leave. The Employee shall be paid for unused annual leave, if any, no later than the date that he/she completes two years of service, calculated on the basis of the most recent monthly salary received.

b.	Medical leave: The Employee is entitled to 14 days fully paid medical leave per year, supported by a medical report issued by a doctor who has been approved by the Employer. Medical leave may be renewed for a further 14 fully paid days during the same year if the Employee is an in-patient in a hospital or with the support of a report issued by an approved medical committee.

c.	Weekly leave: The Employee is entitled to one fully paid weekly day of rest, which is Friday unless the nature of the work requires otherwise.

9.	Social Security

The provisions of the Social Security Law, its amendments, and the regulations and instructions issued pursuant thereto shall be applied with regard to social security contributions, entitlements and occupational injuries.

10.	Healthcare

The Employer shall:

a.	Make arrangements for a preliminary medical examination, as well as routine medical examinations in accordance with the Instructions for Workers’ Medical Examinations, issued pursuant to the Labour Law of Jordan, as well as the official form issued by the Ministry of Labour for the purpose of these examinations.

b.	Provide the Employee with services to diagnose and treat any acute illnesses (illnesses with an abrupt onset lasting for a short term) free of any charges to the Employee, and this includes the cost of medication.

11.	Work Permits, Residency Permits and Identification Documents

The Employer shall:

a.	Not withhold any of the Employee’s identification documents including the passport, residency permit and work permit.

b.	Obtain annual work and residency permits for the Employee for the duration of employment, free of any charges to the Employee, even if the contract is prematurely terminated.

12.	Non-discrimination

a.	The Employer shall not discriminate between the Employee and other employees on the basis of race, colour, sex, religion, political opinion, nationality or social origin, subject to section 13/b of this agreement.

b.	The addendum of the Collective Barging Agreement with the General Trade Union of Workers in Textile, Garment and Clothing Industries on Attainment of Equality in the Payment and Calculation of Wages (No. 47/2014 submitted to the Ministry of Labour on 9/11/2014) shall be implemented.

13.	Union Organization and Collective Bargaining

a.	An Employee who wishes to join the General Trade Union of Workers in Textile, Garment and Clothing Industries shall complete the membership form attached to this agreement and submit it to the Employer after the work permit is issued, under the condition that the membership form is written in a language understood by the worker.

b.	The Employer shall:

1.	Respect the rights of the Employee to freedom of association and collective bargaining as stipulated in the Labour Law of Jordan and its amendments, including the right to join the General Trade Union of Workers in Textile, Garment and Clothing Industries without harassment, interference or retaliation.

2.	If the Employee is a member of the General Trade Union of Workers in Textile, Garment and Clothing Industries, provide the union with the name of the worker and his/her passport number in the first month of every year for the duration of the employment relationship.

14.	Provision of Information to the Employee’s Embassy

The Employer shall provide the Embassy of the Employee’s country in Jordan with the name of the Employee and his/her passport number in the first month of every year for the duration of the employment relationship.

15.	Disciplinary Measures

a.	The Employer may take disciplinary measures against the Employee or impose fines on the Employee in accordance with the list of penalties which has been approved by the Minister of Labour or his/her authorized representative.

b.	The Employer shall inform the Employee about the conditions set out in the factory by-laws which have been approved by the Minister of Labour or his/her authorized representative.

16.	Confidentiality

The Employee undertakes not to disclose any confidential information regarding commercial, financial or technical information at the Employer’s enterprise for any reason during the employment relationship and after its termination. The Employer has the right to terminate the employment of the Employee if he/she discloses any such information and may seek compensation from the Employee for losses arising from such disclosure. Confidential information includes all non-public information pertaining to commercial, financial or technical aspects of the Employer’s business that, if disclosed, might be of use to the Employer’s competitors.

17.	Termination of the Employment Agreement

a.	The employment relationship may be terminated under any of the following conditions:

i.	If both parties mutually agree to terminate the employment relationship.

ii.	If the term of employment has ended, or the work itself has ended.

iii.	If the Employee dies or acquires a disability or injury which prevents him/her from carrying out the duties of his/her position, as proven by a report issued by a medical authority.

iv.	If the Employee’s age exceeds the retirement age specified in the Social Security Law of Jordan, unless both parties mutually agree to continue the employment relationship.

b.	If the Employer terminates the employment agreement before the term of employment has ended, or the Employee terminates the employment agreement for one of the reasons set out in Article 29 of the Labour Law of Jordan, the Employee shall be entitled to all the rights and dues specified in the contract, including salary, benefits and other amounts due to the Employee in accordance with the law, in addition to an amount equivalent to the total value of the Employee’s wages for the remainder of the term of employment, provided that the contract has not been terminated in accordance with Article 28 of the Labour Law of Jordan.

c.	If the Employee terminates the employment agreement under circumstances which do not fall under the provisions of Article 29 of the Labour Law of Jordan, the Employer may seek compensation for losses or damages incurred as a result of the termination of the contract, the value of which shall be determined in a court of competent authority, provided that the compensation does not exceed half of the total value of the Employee’s wages for the remainder of the term of employment.

18.	Termination Settlement

Upon termination of the employment relationship, the Employee will be entitled to a prompt settlement of all outstanding payments, including salary and overtime payments, which should be completed within seven days of the Employee’s final day of employment. The Employer shall provide the Employee with accommodation and meals until his/her travel proceedings are completed.

19.	Death

The Employer and the Employee agree that in the event of the death of the Employee during the period of employment,

a.	The Employer shall notify the Embassy of the Employee’s home country within 24 hours and cover the costs of the body’s repatriation to his/her home country.

b.	The Employer shall pay all outstanding dues owed to the Employee to the Employee's lawful heirs or any authorized person with an official power of attorney certified by the government of the Employee’s home country. The Employer shall inform the Embassy of the Employee’s home country about any such payment.

20.	Dispute Settlement

a.	All dispute settlement procedures shall be in line with the Labour Law of Jordan and the Collective Agreements for the Textile, Garment and Clothing Industry.

b.	The courts of the Hashemite Kingdom of Jordan shall have the authority to solve any disputes arising in relation to the application, interpretation or execution of this agreement. Claims related to terms or conditions of this employment agreement shall be filed before the courts of competent authority in the place of employment.

21.	Declaration

The Employer and Employee hereby declare that they fully understand the provisions of this employment agreement. Both parties sign and retain a copy of this employment agreement.

Signature of Employer

/s/ Ala’a Nawaf Awaisheh
Date: 1/5/2020 (Day/Month/Year)

Signature of Employee

/s/ Wei Yang
Date: 1/5/2020 (Day/Month/Year)